Exhibit 99.1

Bristol-Myers Squibb Announces Changes in Senior Management Team

(NEW YORK, October 19, 2011)—Bristol-Myers Squibb Company (NYSE:BMY) today announced a series of related changes within its Senior Management Team.

Giovanni Caforio has been promoted to president, U.S. Pharmaceuticals. Caforio was most recently senior vice president, Oncology and Immunology Global Commercialization. In his new role, Caforio will report to Lamberto Andreotti, chief executive officer, and has been named a member of the Company’s Senior Management Team.

In addition, Charles Bancroft and Béatrice Cazala have been appointed Executive Vice Presidents of Bristol-Myers Squibb. Bancroft will add to his role of Chief Financial Officer operational responsibility for the pharmaceutical business in Latin America, Middle East, Africa, Canada, Japan and several other countries in the Pacific Rim. Cazala will add responsibility for global policy to her role leading Global Commercialization, Europe and Emerging Markets. Both will continue to report to Andreotti and serve on the Company’s Senior Management Team.

Anthony C. Hooper, senior vice president, Commercial Operations, and president, U.S., Japan and Intercontinental, has decided to leave the company.

“A focus on developing talent at all levels is a key element of our Bristol-Myers Squibb culture,” Andreotti said. “I am excited to expand the roles of Giovanni, Charlie and Béatrice, and look forward to working with these three senior leaders and the rest of my management team to continue to successfully execute our BioPharma strategy.”

About Bristol-Myers Squibb

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information, please visit www.bms.com or follow us on Twitter at http://twitter.com/bmsnews.

For more information, contact: Laura Hortas, 609-252-4587 or Jennifer Fron Mauer, 609-252-6579, Communications; John Elicker, 609-252-4611, Investor Relations.